Uranium Energy Corp

OPTION AGREEMENT

This Option Agreement (this "Agreement") is made and entered into effective November 5, 2009 (the "Effective Date hereof") by and between URANIUM ENERGY CORP, a Nevada corporation ("UEC"), the address of which is 9801 Anderson Mill Road, Suite 230, Austin, Texas 78750, and NEUTRON ENERGY, INC., a Nevada corporation, the address of which is 9000 E. Nichols Avenue, Suite 225, Englewood, Colorado 80112 ("Neutron"). In this Agreement, each of UEC and Neutron is sometimes called a "Party" and UEC and Neutron are sometimes collectively called the "Parties."

RECITALS

1. The Parties are the parties to a Limited Liability Company Members' Agreement and a Limited Liability Company Operating Agreement (collectively, the "LLC Agreements"), both made as of April 26, 2007, relating to the formation, operation and governance of Cibola Resources LLC (the "LLC") under the Delaware Limited Liability Company Act. Terms defined in the LLC Agreements shall have the same respective meanings in this Agreement unless the context clearly indicates otherwise.

2. Neutron wishes to obtain an option from UEC to purchase and acquire UEC's entire Ownership Interest (as defined in the LLC Agreements) in the LLC and all other rights, titles and interests of UEC in, to and under the LLC and the LLC Agreements (collectively, the "Option Property") and UEC wishes to grant Neutron such an option.

NOW THEREFORE, in consideration of the payment of $10 U.S. now made by Neutron to UEC on the Effective Date of this Agreement, together with the covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties, intending to be legally bound, hereby agree as follows.

COVENANTS AND CONDITIONS

ARTICLE 1 – THE OPTION

Section 1.1 Grant of Option. In accordance with the terms and conditions hereof, UEC hereby grants Neutron the exclusive option (the "Option") to purchase and acquire the Option Property for a cash payment of $11,000,000 U.S. (the "Purchase Price").

Section 1.2 Exercise of Option. In order to exercise its Option Neutron shall, at or before 11:59 pm (Denver, Colorado, time) on December 31, 2009 (the "Option Expiration"), give UEC written notice of its intention to exercise its Option herein (the "Notice of Exercise").

Section 1.3 Termination of Option. If Neutron fails to give UEC its Notice of Exercise at or before the Option Expiration, then the Option shall immediately terminate and this Agreement shall be of no further force or effect. Neutron may elect at any time before the Option Expiration to terminate the Option by giving UEC written notice of such termination. If Neutron gives such

notice of termination of the Option prior to the Option Expiration this Agreement shall be of no further force or effect.

Section 1.4 UEC's Obligations Prior to Termination of Option or Closing. Prior to the termination of the Option pursuant to Section 1.3 herein or, if the Option is exercised, prior to Closing (as hereinafter defined) pursuant to Article 2 herein, UEC shall not take any action that would in any way adversely affect the rights of Neutron (i) to exercise the Option or (ii) following such exercise and Closing, to allow Neutron to thereby become absolutely vested with all right, title and interest in, to and under the Option Property, subject only to those matters, if any, set forth in Exhibit "A" attached hereto.

ARTICLE 2 – CLOSING

If Neutron exercises the Option prior to Option Termination, the payment of the Purchase Price by Neutron to UEC, together with the execution and delivery by UEC of the documents required to transfer all right, title and interest in, to and under the Option Property to Neutron, subject only to those matters, if any, set forth in Exhibit "A" attached hereto (collectively, the "Transfer Documentation"), shall take place at on or before January 10, 2010, at 10 am (Denver, Colorado, time), at Neutron's office located in Englewood, Colorado, or on such earlier date and/or time and/or such other location as shall be agreed upon by the Parties in writing (collectively, the "Closing"). At Closing Neutron shall pay the Purchase Price to UEC in immediately available funds and UEC shall execute and deliver to Neutron all of the Transfer Documentation in form reasonably acceptable to each of the Parties and their respective counsel. In this regard both Parties hereby agree to use their reasonable commercial efforts to fully agree on the final form of Transfer Documentation required at Closing prior to the end of Option Expiration.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

Section 3.1 UEC's Representations and Warranties to Neutron. To induce Neutron to execute, deliver and perform this Agreement, UEC hereby represents and warrants to Neutron, that (i) on and as of the Effective Date hereof and (ii) at Closing:

3.1.1 Authority. UEC's execution, delivery and performance hereof have been duly authorized by UEC and will not violate its organizational documents or the provisions of any agreement or law to which it is a party or by which it is bound. UEC has the full capacity, right, power and authority to execute, deliver and perform its obligations hereunder and all required actions and approvals therefor have been duly taken or obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of UEC are and shall be duly authorized to sign the same on UEC's behalf and to bind UEC thereto. This Agreement and all other such documents are and shall be binding upon and enforceable against UEC in accordance with their respective terms.

3.1.2 Corporate Existence. UEC is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada and has all corporate power and authority required to perform its obligations hereunder.

3.1.3 Interests to be Transferred to Neutron. Subject only to those matters, if any, set forth in Exhibit "A" attached hereto, UEC owns all right, title and interest in, to and under the Option Property and has never conveyed, sold, assigned or transferred any part thereof nor granted a lien, security interest or other encumbrance therein or thereon.

3.1.4 Litigation; No Violation of Legal Requirements. There is no claim, cause of action, suit, proceeding, litigation or investigation pending or threatened relating in any way to the Option Property.

3.1.5 Governmental and Third Party Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other third party is required in connection with the execution, delivery or performance hereof by UEC.

Section 3.2 Representations and Warranties of Neutron. To induce UEC to execute, deliver and perform this Agreement, Neutron hereby represents and warrants to UEC, that (i) on and as of the Effective Date hereof and (ii) at Closing:

3.2.1 Authority. Neutron's execution, delivery and performance hereof have been duly authorized by Neutron and will not violate its organizational documents or the provisions of any agreement or law to which it is a party or by which it is bound. Neutron has the full capacity, right, power and authority to execute, deliver and perform its obligations hereunder and all required actions and approvals therefor have been duly taken or obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Neutron are and shall be duly authorized to sign the same on Neutron's behalf and to bind Neutron thereto. This Agreement and all other such documents are and shall be binding upon and enforceable against Neutron in accordance with their respective terms.

3.2.2 Corporate Existence. Neutron is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada and has all corporate power and authority to perform its obligations hereunder.

3.2.3 Full and Continuing Access to Data. Neutron has heretofore provided and will, unless and until it has given Notice of Exercise pursuant to Section 1.2 herein, continue to provide UEC with full access to all data in Neutron's possession respecting the Option Property. In determining whether to enter into this Agreement, UEC has relied upon its own interpretations, opinions, conclusions and evaluations of such data and respecting the Option Property.

3.2.4 Governmental and Third Party Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other third party is required in connection with the execution, delivery or performance hereof by Neutron.

Section 3.3 Representations and Warranties by Both Parties. To induce the other Party to execute, deliver and perform this Agreement, each Party hereby represents and warrants to the other Party that on and as of (i) the Effective Date hereof and (ii) at Closing, it has relied solely upon its own judgment and evaluation, including its own judgment and evaluation of the Option

Property, in negotiating, executing, delivering and performing its obligations under this Agreement.

Section 3.4 Survival of Representations and Warranties. The Parties' respective representations and warranties set forth in this Article 3 shall survive the Closing and the performance by the Parties of their respective obligations hereunder for a period of one year from Closing.

ARTICLE 4 – MISCELLANEOUS PROVISIONS

Section 4.1 Releases. Effective as at the successful completion of the Closing contemplated hereby, each Party hereby: (i) releases the other Party from any and all grants, rights, claims, obligations and liabilities arising before or after the Effective Date hereof under or in connection with each of the LLC Agreements and the LLC; (ii) waives and agrees not to seek to enforce against the other Party any such right or claim in connection with each of the LLC Agreements and the LLC; (iii) agrees that the other Party shall be deemed to have fully performed all of its duties and obligations under or in connection with each of the LLC Agreements and the LLC; and (iv) agrees that UEC shall be deemed to have resigned as a Member of the LLC and that the LLC Agreements shall be of no further force or effect with respect to UEC. Subject to the successful completion of the Closing, the LLC Agreements are hereby amended to the extent required to make this Section 4.1 fully effective.

Section 4.2 Successors and Assigns. The provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 4.3 Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter, and may not be modified, amended or discharged, nor may any of its terms be waived, except by an instrument in writing signed by both Parties. No oral or written representation, warranty, covenant, inducement, promise, understanding or condition not set forth herein has been made or shall be relied upon by either Party. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof is intended to confer upon any person or entity other than the Parties any rights or remedies.

Section 4.4 Attorneys' Fees. Should either Party employ attorneys to enforce this Agreement, the Party against whom any final judgment is entered shall pay the prevailing Party all reasonable costs, charges and expenses, including reasonable attorneys' fees, expended or incurred in connection therewith.

Section 4.5 Headings. The Article and Section headings herein are for convenience only and in no way limit or enlarge the scope or meaning hereof.

Section 4.6 Counterparts. This Agreement may be executed in one or more counterparts, by original or facsimile signature, and each counterpart shall be deemed to constitute one and the same agreement.

Section 4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of New Mexico without regard to conflicts of law principles. The venue for any action to enforce this Agreement shall be in Cibola County, New Mexico, in which the Option Property is located.

Section 4.8 Severability. If any provision hereof is or shall be deemed to be illegal, invalid or unenforceable in any jurisdiction, the remaining provisions hereof shall in such jurisdiction, and this entire Agreement in every other jurisdiction, shall not be affected thereby and shall remain in full force and effect.

Section 4.9 Notices. Any notice hereunder shall be delivered by (i) registered or certified mail, postage prepaid, or (ii) a nationally recognized overnight delivery service to the address for the receiving Party set forth in the first paragraph of this Agreement. Notices sent by registered or certified mail shall be deemed delivered two business days after deposit in the mail. Notices sent by overnight delivery service shall be deemed delivered on the business day following deposit with such service.

Section 4.10 References to Articles and Sections; Interpretation. All references herein to numbered Articles and Sections are Articles or Sections hereof. The words "hereby," "herein," "hereinafter," "hereof," "hereto" and "hereunder" shall mean and include (i) this Agreement as a whole and not any particular provision hereof and (ii) any amendments and modifications made in compliance with this Section 4.12. The words "include" and "including" shall be deemed to be followed by the words "but not limited to".

Section 4.11 Confidentiality and Recordation. Save and except as set forth herein and as required by applicable law, prior to Closing all matters pertaining to this Agreement and the transactions contemplated herein will be held in the strictest confidence and no public announcement with respect to this Agreement or the transactions contemplated herein will be made by either Party without the consent of the other Party. Either Party may, without the consent of the other Party and at any time and from time to time, disclose all matters relating to this Agreement and the transactions contemplated herein to its bankers, investors, prospective investors, attorneys, accountants and other advisors who are on a "need-to-know" basis (each being a "**Representative**"), it being understood that such Representatives shall be informed by the relevant Party of the confidential nature of such information and shall agree to be bound by the terms of this Agreement regarding confidentiality. As UEC is a reporting company in both the United States and Canada, it is hereby acknowledged and agreed that UEC will be required to file this Agreement on EDGAR and as an exhibit to a Current Report on Form 8-K within four business days of the Effective Date hereof. In addition, the Parties hereto shall execute and deliver a Notice and Memorandum hereof in the form attached hereto as Exhibit "B" which may be recorded and/or filed by either Party for record in the real property records of Cibola County, New Mexico, and with the appropriate regulatory authority having jurisdiction over the Option Property to give notice hereof.

Section 4.12 Amendments and Waivers. This Agreement may be amended or modified only by a written document duly signed on behalf of both Parties. No act or failure to act by either

Party will constitute a waiver of any right or duty of such Party hereunder, nor will any such act or failure to act constitute an approval of or acquiescence in any breach hereof, except as may be specifically agreed by the Parties in writing.

Section 4.13 No Presumption Based on Authorship. No provision hereof shall be construed against or in favor of either Party on account of the authorship or purported authorship hereof.

Section 4.14 Further Assurances. Each Party shall from time to time and without additional consideration execute and deliver all such other and additional documents and instruments and do all such other and further acts and things as may be reasonably necessary or appropriate to implement and carry out the intent and purpose of this Agreement.

Section 4.15 No Inconsistent Actions. Neither Party shall take any action (i) inconsistent with the Agreement or which might reasonably be expected, directly or indirectly, to interfere with, delay or otherwise adversely affect the performance of any of its obligations hereunder or (ii) that would render, or might reasonably be expected to render, any warranty or representation made by it herein untrue in any material respect. Each Party shall (a) take all commercially reasonable actions to give effect hereto and to perform its obligations hereunder and (b) promptly notify the other Party of any event or circumstance that could reasonably be expected to interfere with, delay or otherwise adversely affect the performance hereof or the performance of any of its obligations hereunder.

Section 4.16 Other Interests and Activities. This Agreement and the respective rights, obligations, warranties and representations of the Parties hereunder are limited to the express terms and provisions hereof. Except as may otherwise be expressly set forth herein or as otherwise provided for in the LLC Agreements, each Party shall have the free and unrestricted right to enter into, conduct and benefit from business ventures of any kind whatsoever, whether or not competitive with any activity undertaken pursuant hereto, without disclosing such business venture to the other Party or giving the other Party an opportunity to participate.

Section 4.17 LLC Obligations. Neutron shall fund the LLC's obligations for the months of August to December of 2009. If Neutron exercises the Option, it shall, at Closing, release and discharge UEC from all liability with respect to such obligations. If Neutron does not exercise the Option, or if Closing does not occur, UEC shall be liable for its 49% share of such obligations.

Uranium Energy Corp

EXECUTED by both Parties on this 5 day of November, 2009, being the Effective Date of this Agreement.

URANIUM ENERGY CORP

By: Harry L. Anthony

Name: HARRY L. ANTHONY

Title: COO

NEUTRON ENERGY, INC.

By: Gary C. Huber

Name: GARY C. HUBER

Title: PRESIDENT & CEO

Uranium Energy Corp

Exhibit A

(Reference: Section 1.04 of the Agreement)

NOTICE AND MEMORANDUM OF OPTION AGREEMENT

Subject only to those matters, if any, set forth below, UEC owns all right, title and interest in, to and under the Option Property and has never conveyed, sold, assigned or transferred any part thereof nor granted a lien, security interest or other encumbrance therein or thereon.

On April 6, 2007, NEI and La Merced del Pueblo de Cebolleta, a private entity that has authority over the natural resources of the Option Property ("Cebolleta"), entered into a mining lease agreement (the "Mining Lease Agreement"), pursuant to which NEI acquired the mining lease to the Option Property from Cebolleta (the "Lease") for cash payments of $3,000,000. As of June 30, 2007, UEC had reimbursed NEI an aggregate of $1,470,000. As a result, UEC has a 49% equity interest in Cibola and NEI has a 51% equity interest in Cibola, respectively. NEI contributed the Lease to Cibola Resources LLC.

Under terms of a Letter Agreement (the "Letter Agreement") between Cebolleta and NEI, further payments to the order and direction of Cebolleta are required as follows:

(a) $2,000,000 six months from the effective date of the Letter Agreement (paid $980,000, being the Company's portion);

(b) $500,000 representing an advanced royalty, every 12 months from the effective date of the Letter Agreement until uranium production begins (to be deducted from any royalties paid in that same year);

(c) $1.00 per pound upon an independent mining engineering firm's completion of a feasibility study, and all prior payments made to Cebolleta will be credited to the recoverable reserve payment;

(d) 4.50% to 8.00% production royalty payments depending upon the uranium sale price; and

(e) $30,000 per year towards a scholarship fund.

UEC is required to contribute 49% of the aforementioned payments in order to retain its interest in the Joint Venture. Through July 31, 2009, UEC had paid $2,450,000 in mineral right and property acquisition costs, $36,750 in database acquisition costs and an additional $1,129,846 in exploration costs on behalf of Cibola for a cumulative contribution of $3,579,846.

Uranium Energy Corp

Exhibit B

(Reference: Section 4.11 of the Agreement)

NOTICE AND MEMORANDUM OF OPTION AGREEMENT

Neutron Energy, Inc., a Nevada corporation ("Neutron"), and Uranium Energy Corp, a Nevada corporation ("UEC"), hereby give notice that they have entered into an Option Agreement, effective November 5, 2009, in which, among other things, UEC has granted Neutron an option to purchase and acquire UEC's entire Ownership Interest in Cibola Resources LLC, a Delaware limited liability company (the "LLC"), and all other rights, titles and interests of UEC in, to and under a Limited Liability Company Members' Agreement and a Limited Liability Company Operating Agreement, both by and between UEC and Neutron and both made as of April 26, 2007. The Properties owned by the LLC include the Mining Lease and Agreement effective as of April 6, 2007 by and between La Merced del Pueblo de Cebolleta, as lessor, and Neutron, as lessee. An Assignment of said Mining Lease and Agreement was filed for record in Cibola County, New Mexico at 11:56 am on May 3, 2007 as Document No. 200701622 and recorded on Pages 1-2 of 2B:017, pages 02021-02022, of the real property records of Cibola County.

DATED November 5, 2009.

Neutron Energy, Inc.	Uranium Energy Corp
By [signature]	By [signature]

3325409.3
Energy-CLG-Cibola
3336796.2

Uranium Energy Corp

State of Colorado)
) ss.
County of Arapahoe)

The foregoing instrument was acknowledged before me on November 5, 2009 by Gary Holzer, President of Neutron Energy, Inc., a Nevada corporation.

{SEAL}

ROBIN M JOHNSON NOTARY PUBLIC STATE OF COLORADO My Commission Expires 02-23-2013

Notary Public
My commission expires: 2-23-13

State/Province Texas)
) ss.
County/Country of Kleberg)

The foregoing instrument was acknowledged before me on November 5, 2009 by Harry Anthony of Uranium Energy Corporation, a Nevada corporation.

{SEAL}

Bonnie Tewes
Notary Public
My commission expires: 6-9-2013

BONNIE TEWES
Notary Public, State of Texas
My Commission Expires
June 09, 2013

3325409.3
Energy-CLG-Cibola
3336796.2